Exhibit 10.22

2024 Commission Plan

The targets and/or performance objectives in effect for calendar year 2024 and the Commissions that Participants are eligible to earn within and for calendar year 2024 (the “Plan Period”) are set forth in this Spire Global Subsidiary, Inc. (“Company”) 2024 Commission Plan (the “Plan”). The terms and conditions of participation in the Plan are set forth below.

1.
Administration. The Plan will be administered by the Company’s Commission Committee composed of the Company’s COO, CFO, CLO and CPO(the “Comm-Comm”). The Comm-Comm shall have sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Comm-Comm under this Plan will be final and binding on each Participant.

2.
Eligibility. In order to participate in the Plan a person (i) must be selected for participation in the Plan by the Comm-Comm, and (ii) must sign and return an applicable Targets and Performance Schedule consistent with the form attached hereto as Exhibit A (“Exhibit A”). No amounts will be earned, paid or advanced under this Plan until Participant signs and returns the Targets and Performance Schedule to the Company unless approved by the Comm-Comm. This Plan applies only to Accounts (as defined below) where accounts are classified into 0%, 50% and 100% Quota Absorption Accounts as booked in the Plan Period.

3.
Participant Specific Metrics. Each Participant will be assigned a Territory and Assigned Targets for the Plan Period, all of which will be set forth in each Participant’s signed Targets and Performance Schedule. If Participant’s base salary changes, there will be no changes to any of the foregoing, unless, and only to the extent, agreed in writing by the Comm-Comm.

4.
Commissions & Payment.

a.
Definitions. The following terms have the following meanings when used in this Plan:

“0% Quota Absorption Accounts” include all Accounts assigned to an owner that for all intents and purposes will not absorb any quota dollars and consequently are not commissionable. These include but are not limited to committed renewals, new business with less than $1,000 of ACV, House Accounts and other one-off, low margin non-recurring sales accounts.

“50% Quota Absorption Accounts” include all Accounts assigned to an owner that for all intents and purposes will absorb 50% of any ACV dollars into the ACV quota. They consequently provide only 50% of commissionable income for each dollar of ACV. These include but are not limited to inherited renewal accounts, Hybrid Accounts, any other new business account transferred from another sales representative after stage 4 (T&Cs) and all Sales Team Bookings.

“100% Quota Absorption Accounts” include all Accounts assigned to an owner that for all intents and purposes absorb 100% of any ACV dollars into the ACV quota. They consequently provide 100% of commissionable income for each dollar of ACV. These include but are not limited to all new business and upsells, accounts transferred from another sales representative at stage 3 (Pricing) or earlier.

“ACV Bookings” means the total contract value in United States Dollars at the foreign exchange conversion rate of the Close Date divided by total length of the contract term period in days then annualized or multiplied by 365 days. If there are any free periods provided within the contract term period they should be included in the total count of the term period at zero revenue. If there is contract length greater than 12 months with price increases or price decreases, each year will be calculated separately based on the agreement terms. All ACV Bookings must have a binding agreement for a specific deal. For the avoidance of doubt, if an underlying binding agreement is for a period of less than 12 months, the ACV Bookings will be calculated based on such shorter period.

ACV Bookings must be within the Participant’s Account booked during that Plan Period and authorized to sell as part of the Participant’s Territory specified in the Participant’s Targets and Performance Schedule as either 0%, 50% or 100% Quota Absorption Accounts.

ACV Bookings will include only those amounts that result in Company GAAP revenue. This explicitly excludes grants or any other agreements that do not generate GAAP revenue for the Company. For the avoidance of doubt, Committed Renewal Bookings (as defined below) are always included in 0% Quota Absorption Accounts.

The Comm-Comm shall have the sole authority to determine whether the criteria above have been satisfied for any particular customer or reseller, including, without limitation, whether a customer has been appropriately assigned to the Participant in the Company’s sales management tool, whether the Participant was or was not materially involved in obtaining a fully executed and binding legal agreement, whether such an agreement was in fact fully executed and binding within the relevant period, and whether such customer falls within the Participant’s Territory and the account classification per the definitions above.

“Account” means a customer or reseller opportunity of the Company or its affiliates which is assigned to the Participant as the Deal Owner in the Company’s sales management tool (HubSpot).

“Accelerator” is the amount computed above 100% Quota Target Attainment. The accelerator component of the plan will be subject to withholding in the first three quarters of the Plan Period (per the definitions below). Any accelerator is not earned until paid during the Plan Period or, if applicable, during the first six months after the Plan Period ends as described below.

“Annual Commission Cap” means the Annual Commission Cap stated in the Participant’s Targets and Performance Schedule, which constitutes the maximum amount that a Participant can earn for the Plan Period. There is no Annual Commission Cap in this 2024 Plan.

“Assigned Quotas” means the ACV Bookings target in Unites States Dollars, converted at the foreign exchange rate used for budget, assigned to Participant for the Plan Period. The Assigned Quotas will be identified at the beginning of the Plan Period or after the immersion period (usually 3-6 months from hire date where KPIs will be used instead of a commission plan), split in quarterly amounts and aggregated on a year to date or annual basis.

“Booking” means any of the following types of bookings as defined in this Plan (as appropriate): ACV Bookings, Committed Renewal Bookings, New Business Bookings, Out Year ACV Bookings, Renewal Business Bookings, or Sales Team Bookings.

“Close Date” means the signed date of a fully executed and binding legal agreement between the Company or its affiliates and a customer to purchase the Company’s or its affiliates’ respective solutions or services, but which, for the avoidance of doubt, do not include letters of intent, memoranda of understanding, MSAs without purchase orders, commitment letters and any other preliminary or pre-contractual documents.

“Closed Won” means the deal stage (e.g. Stage-7) entered into the Company’s sales management tool upon the successful signing of a fully executed and binding agreement with an end customer.

“Base Commission” means all amounts earned by the Participant under this Plan after computation of actual Quota Absorption and Hygiene Factors per the schedule in the Participant’s signed Targets and Performance Schedule.

“Committed Renewal Bookings” means for a Plan Period all Renewal Business Bookings in the Plan Period from a Booking that was closed prior to the Plan period where the Participant was assigned as the Deal Owner of the Account.

“Debookings” occur when at renewal of a contract or subscription, the starting period of the Renewal Booking is earlier than the end period of the superseded contract or subscription. Renewal Bookings that trigger a Debooking automatically become a 0% Quota Absorption Account.

“Deal Owner” means a customer or reseller opportunity of the Company or its affiliates which is assigned to the Participant in the Company’s sales management tool (e.g. HubSpot), and for which the Participant was materially involved in obtaining a fully executed and binding legal agreement with the Company or its affiliates to purchase the Company’s or its affiliates’ respective solutions or services, but which, for the avoidance of doubt, do not include letters of intent, memoranda of understanding, commitment letters and any other preliminary or pre-contractual documents.

“Excellence Attachment Points” are the percentage of Assigned Quota attainments that define the stages for each commission computation. These points include “Launch”, “Accel”, “Boost” and “Chill” Phases.

•
“Launch Phase” starts immediately after the Quota Floor is exceeded and until 100% of Assigned Quota. Each quota % point will be multiplied by 2 times in this phase.
•
“Accel Phase” starts immediately after 100% of Assigned Quota attainment is reached and until 125% of Assigned Quota. Each quota % point will be multiplied by 2 times in this phase.
•
“Boost Phase” starts immediately after 125% of Assigned Quota attainment is reached and until 150% of Assigned Quota. Each quota % point will be multiplied by 3 times in this phase.
•
“Chill Phase” starts immediately after 150% of Assigned Quota attainment is reached and is unlimited. Each quota % point will be multiplied by 1 times in this phase.

“Quota Floor” is the minimum Assigned Quota level until which the Participant will not receive any commissions. The Quota Floor of the 2024 Commissions plan is 50% of the Assigned Quota. For example, if an Assigned Quota for a quarter was set at $1M, the floor would be 50% of that or $500,000. Consequently, the first $500,000 of that quarter would pay no commissionable income on this Plan.

“House Accounts” include accounts that were introduced and tracked by people outside of the sales team, including but not limited to e-Staff members and Sr. Directors in non-sales functions. The level of engagement from the sales team is deemed limited to immaterial on these accounts.

“Hybrid Accounts” include accounts that were introduced and tracked by people outside of the sales team, including but not limited to e-Staff members and Sr. Directors. The level of engagement from the sales team is deemed average to material on these accounts.

“Hygiene Factor” is a factor computed based on these pre-determined criteria:

•
At the beginning of each quarter, a report will identify the HubSpot opportunities with

Close Dates within the quarter.
•
A pool of “Total Opportunities for Defect” or TOD will be created by multiplying the opportunities with close dates within the quarter multiplied by hygiene-measured criteria. For example, if the sales rep had 100 opportunities to be closed within the quarter and 3 measurements for each one, the TOD pool would be 300 opportunities.
•
HubSpot will measure certain criteria at pre-determined intervals (every Friday by 5PM US Pacific Time) to find Hygiene Defects (including but not limited to past due close dates, zero activities in 30 trailing days and no future action recorded)
•
The aggregate number of Hygiene Defects identified during the quarter will be subtracted from the TOD and divided by the initial TOD, resulting in a percentage Hygiene factor. For example if 30 defects were recorded in a quarter with a total of 300 opportunities, 30 defects would imply 270 non-defect opportunities, or a 90% Hygiene Factor (270 divided by 300).
•
When the Hygiene factor is above 80%, the commissions will be calculated in full. When the Hygiene factor is between 70-80%, 95% of the commissions will be calculated in that period. If the hygiene factor is below or equal to 70%, only 90% of the total commissions will be calculated in that period.

“Holdback Amount” is the amount of the Accelerator that will be retained and unpaid quarterly to prevent a large over-payment situation. This holdback only occurs if there’s an accelerator (Actual Absorbed Quota in excess of 100% Absorbed Quota Target) during any given quarter on a year-to-date basis. The Holdback amount will be 70% for Q1, 50% for Q2 and 20% for Q3 and only applicable to the Accelerator part of the computation. If a participant has a KPI period through Q1, the Holdback amounts will be 70% for Q2 and 35% for Q3. If a participant has a KPI period through Q2, the Holdback amount will be 50% in Q3. There is no holdback in Q4 except in the case of the Maximum Commission Payout being exceeded as described below.

“Low Margin Accounts” are defined as all accounts that include a component of cost or profit sharing paid for a third party. This includes reseller accounts with royalty charges, accounts with third party data provision, and other accounts where Spire pays a direct cost above their internal infrastructure support costs.

“Maximum Commissions Payout” is the maximum commission a Participant may be paid in the Plan Period, including any accelerator. This is two (2) times the Participant’s total annual base salary earned during the Plan Period. If the total calculated Commissions, including any accelerator, during the Plan Period exceeds two (2) times the Participant’s total annual base salary earned during the Plan Period, then such amount will be divided by six (6) and each one-sixth portion will be paid monthly as of the last day of each of the first six (6) months immediately following the Plan Period, subject to the Participant remaining employed by the Company as of the last day of each such month, and paid to Participant withing fifteen (15) calendar days after each one-sixth amount is earned. For avoidance of doubt, any accelerator payment amount is not earned unless and until the Participant is employed as of the applicable date identified above.

“New Business Bookings” means all non-Renewal Business Bookings from a new or existing Account calculated as defined in ACV Bookings and including an underlying binding agreement. For the avoidance of doubt, if an underlying binding agreement is for a period of less than 12 months, the New Business Bookings will be calculated based on the shorter period.

“Out Year ACV Bookings” means the amount of an ACV Booking against an Account for any periods of the binding agreement greater than the first 12 months.

“Overpayments” means any Commission amounts paid to the Participant during the Plan Period where the ACV Bookings was reduced after the Plan Period, which the Participant then owes the Commission amount associated with the amount of the ACV Bookings reduction. In the event of any Overpayment, Participant is obligated to repay the amount of such Overpayment under the Plan in full to the Company within 30 calendar days of notification of such Overpayment. Any such Overpayment is a liability of Participant owed to the Company until it is fully paid. Overpayments will be deducted from future commission calculations when calculating commissions earned. Termination of employment and/or expiration of the Plan Period shall not in any way limit or terminate Participant’s liability to repay all Overpayments. Under a termination and/or expiration of the Plan Period, Spire reserves the right to net overpayments from any payments due upon termination.

“Participant” means an employee selected for participation in the Plan by the Comm-Comm who signs sign and returns an applicable Targets and Performance Schedule consistent with the form attached hereto as Exhibit A.

“Plan Period” is from January 1, 2024, until December 31, 2024.

“Renewal Business Bookings” means all non-New Business Bookings from an existing customer Account calculated as defined in ACV Bookings and including an underlying binding agreement. For the avoidance of doubt, if an underlying binding agreement is for a period of less than 12 months, the Bookings will be calculated based on such shorter period. For the avoidance of doubt, Committed Renewal Bookings are not included as Renewal Business Bookings.

“Sales Team Bookings” means for a particular period all New Business Bookings and Renewal Business Bookings for Company products and/or services booked during that period by the Sales Team Employees. Sales Team Bookings are only applicable where the Participant is managing a sales team, and must be explicitly included in the Participant’s Targets and Performance Schedule. Any Booking (including any New Business Bookings or Renewal Business Bookings) on Participant’s Accounts shall count as a Sales Team Bookings.

“Sales Team Employee” means the employee or employees activity that is assigned to the Participant.

“SPIFs” shall have the meaning given to such term in this Plan below.

“Territory” means the assigned region, channel, customer, and/or solution assigned to the Participant as set forth in the Participant’s Targets and Performance Schedule.

“Third-Party Fees” means any Third-Party Fee directly associated with an individual ACV Booking. Examples include, but are not limited to royalties, commissions, consulting expenses, sub-contractor fees, etc.

“Variable OTE Rate” means the Variable Income at Target for a specific Booking type divided by the Assigned Absorbed Quota at Target. If the Participant is paid in a currency other than U.S. Dollars, then the Variable OTE Rate will be calculated by multiplying the Participant’s Variable OTE Target by the Company’s foreign exchange rate used in financial reporting as of the first day of the Plan Period.

“Variable Income at Target” means the on-target earnings the Participant will earn and be paid if the Assigned Target during the Plan Period is obtained.

b.
Commissions.

Territory. The Participant will earn and receive Commission credit only for those Bookings made within the Territory as defined in the Participant’s Targets and Performance Schedule. Any ACV Bookings made outside of this Territory must receive pre-approval from the Comm-Comm.

Commission Calculation. The Participant’s Commissions for each calendar quarter of the Plan Period will be determined, earned and paid as follows:

i.
The Commission will be calculated once quarterly after the close of the quarter and on a year-to-date basis.
ii.
All ACV Bookings booked in a calendar quarter by the Company or its affiliates from the Participant’s Accounts will be aggregated according to the 0% Quota Absorption Accounts, 50% Quota Absorption Accounts and 100% Quota Absorption Accounts classification.

iii.
The % absorption will be applied to each ACV account to derive the “Total Absorbed ACV Bookings” amount.
iv.
This amount in turn will be added to prior quarters’ “Absorbed ACV Bookings” and compared to the YTD Assigned Absorbed Quota levels.
v.
Depending on the “Excellence” phase, the calculation will render a Preliminary Commission using the Absorbed ACV, percentage quota attainment and the applicable Variable OTE Rate as shown in the Participant’s Targets and Performance Schedule.
vi.
The Preliminary Commission will also be subject to a “Hygiene” factor adjustment of 90%, 95% or 100% depending on the factor attainment. The Preliminary Commission multiplied by the hygiene factor adjustment will render the Base Commission.
vii.
The current YTD Base Commission will be subtracted from the prior YTD paid Base Commission to determine the Participant’s Commission.
viii.
No commission payable should be higher than two times the annual base salary of the Participant.
ix.
Multi-Year Incentive (non-Space Services) - For any individual ACV Booking booked by the Participant for the Participant’s Territory where the contract length is greater or equal to 24 months, an additional payment will be made per below. If the deal booked is a Renewal Business Booking, then the ACV Booking associated with the Renewal Business Booking must be equal to or greater than the previous term’s ACV Renewal Business Bookings amount.

•
ACV Booking equal to or greater than $50,000: $1,000
•
ACV Booking equal to or greater than $100,000: $2,500

x.
Management may at its discretion and upon approval by the Comm-Comm assign specific and fixed Commission payouts for specific deals that are not calculated using the Participant’s Variable OTE rate. These specific deals and Commission payouts will be specified in the Participant’s Targets and Performance Schedule.
xi.
Any Overpayments will be deducted while calculating Commissions earned.

xii.
See the Participant’s Targets and Performance Schedule for Participant’s quarterly and/or annual Assigned ACV Bookings Target, Variable OTE rate, and Excellence Attachment Points

xiii.
See Exhibit B for examples of various commission payout scenarios

Out Year ACV Bookings. For the avoidance of doubt, Out Year ACV Bookings are not considered ACV Bookings for purposes of this Plan and will not be eligible for Commission payments. Any Multi-Year Incentives paid under this Plan shall not be taken into account for purposes of determining achievement against the Participant’s Assigned Target.

Annual Commission Paid Cap. There is no Cap on the Participant’s Commissions. However, there is a Maximum Annual Commission payout per the definition above. No Annual Commission payment for the Plan will be made greater than two times the Annual base salary amount stated in the Participant’s Targets and Performance Schedule. Accelerator commissions in excess of the Maximum Annual Payout will be paid monthly ratably over the first 6 months of the following calendar year as per the definition above.

Currencies. Any amounts not recognized in the currency of a Participant’s Assigned Target will be converted to such currency for purposes of calculating the Commission payments at the same rate as used by the Company or its affiliates for their financial reporting purposes.

Debooking. Per the definition above, in case of a Debooking, the Renewal Booking will automatically default to 0% Quota Absorption Account and pay not commission on their ACV.

Splits. If multiple employees of the Company or its affiliates have contributed to an ACV Booking that is subject to Commission, each person involved shall be entitled only to a portion of the Commission (not to exceed 100% across all involved persons). The split must be agreed to in writing by the Comm-Comm. The split Commission amount will count towards the Participant’s Assigned Target. Only one Participant shall register the Account in the Company’s sales management tool and will flag such Account as a split Commission account in such tool by adding the additional deal Participant(s) as a collaborator.

Third Party Fees. The Company reserves the right not to pay any Commission where the amount of any Third-Party Fees is greater than fifty percent (50%) of the ACV Booking.

SPIFs. From time to time the Comm-Comm may establish special incentive program funds (“SPIFs”) to encourage certain types of actions during specific time periods. Such SPIFs may be on an individual or group basis, may include only particular categories, contract types or other behavior, and will be subject to certain requirements, all as determined by the Comm-Comm in their sole discretion. The terms of each SPIF will be notified to qualified Participants in writing. The Comm-Comm will determine when and whether a payout under a SPIF has been earned in its sole discretion. No SPIF will be deemed to alter or amend any term of this Plan.

5.
Payment. Base Commissions are earned when the Com-Com has (i) reviewed and approved the binding and countersigned order contract and (ii) entered the deal into the Company’s sales management tool (e.g. HubSpot) as a “Closed Won” deal also indicated as Stage-7. The “Close Date” will reflect the final signing date of the fully executed contract. . For the avoidance of doubt, if the Participant is terminated or transferred to an ineligible position prior to the deal Close Date, any associated commissions will be forfeited. Participant’s Commissions, up to the Maximum Annual Commission, will be paid by the end of the month immediately following the calendar quarter to which they relate.

6.
Changes. The Company has developed this Plan based on existing forecasts, market and economic conditions, launch schedules, product development plans, and other factors it determines are appropriate. The Company may, in its sole discretion, add to, amend, modify or discontinue this Plan or any of the terms or conditions of this Plan at any time, provided that either (i) such change does not reduce Commissions already earned under the Plan or (ii) such change will be effective immediately.

7.
Transfers; Termination. If a Participant transfers from their position to another position that is not eligible under this Plan or transfers from an ineligible position into one that is eligible under this Plan or if a Participant’s employment is terminated for any reason, then their Commissions for the calendar month in which the transfer or termination is effective shall be based on actual performance as of the date of such change or termination. All rights to Commissions or other payments under this Plan for ACV Bookings recognized following the date of a termination or transfer to an ineligible position shall cease upon the effective date of such termination or transfer.

8.
Restrictions. Participant shall not, under any circumstances, make unauthorized verbal or written commitments or statements regarding the Company’s or any of its affiliates’ position with regard to competitors, suppliers or customers; alter the Company’s or any of its affiliates’ standard contract forms by making unauthorized verbal or written commitments; assign or give any gifts or money including but not limited to part of his/her compensation to any person, customer, or third party as an inducement, or accept any gratuity from third parties when engaged in activities related in any way to the conduct of the Company’s or any of its affiliates’ business; or violate any law, policy or procedure applicable to this Plan, the Company or any of its affiliates. Any losses of the Company or its affiliates due to breach by

Participant of any of the foregoing may be determined by the Comm-Comm, in their sole discretion, to constitute an Overpayment under the Plan.

9.
Entire Agreement; No Trust. This Plan is the only incentive compensation agreement between the Company and each Participant. This Plan covers ACV Bookings in the Plan Period only. Nothing in this Plan may be construed to give any person any right to be paid any amount other than under the terms of this Plan. Nothing contained in this Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Company and any Participant or any other person. Nothing herein will be construed to require the Company to maintain any fund or to segregate any amount for a Participant’s benefit. Nothing herein will be construed so as to establish an employment relationship between Participant and any of the Company’s affiliated companies.

10.
Disputes. In the event that there is a claim, dispute or disagreement relating to any matter under this Plan, it is the responsibility of each Participant and the Comm-Comm to resolve the issue. All claims raised by a Participant must be submitted in writing within 30 calendar days of learning of the dispute underlying such claim. Failure to submit a written claim within 30 calendar days shall constitute a waiver of any claims regarding the underlying dispute. In the event any dispute under this Plan is not resolved among each Participant and the Comm-Comm, then with respect to any Participant who is employed outside of the State of California the validity, interpretation, construction, performance, enforcement and remedies of or relating to this Plan, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Virginia (without regard to the conflict of laws, rules or statutes of any jurisdiction), any and every legal proceeding arising out of or in connection with this Plan shall be brought only in the federal or state courts located in Virginia, and any such Participant and the Company consent to jurisdiction and venue therein, and waive any objection to lack of personal jurisdiction or inconvenient forum.

11.
No Change to Employment Conditions. All other conditions of employment of each Participant will remain in effect without modification, including, without limitation, those set forth in each Participant’s respective Employment Offer Letter, Contract of Employment and/or other agreements signed in connection with the commencement of employment. This Plan shall be deemed to be the Company’s Proprietary and Confidential Information, as the case may be, under such employment documentation.